SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2009

TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

27335 West 11 Mile Road Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:   (248) 357-2866

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 ..425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2009, TechTeam Global, Inc. (the “Company”) finalized the terms upon which Christoph Neut was separated from the Company under the laws of Belgium. The Company paid a termination indemnity with an estimated cost to the Company of €625,000.  The parties also entered into a Services Agreement, under which Mr. Neut is providing assistance to the Company to close new sales opportunities. The Services Agreement ends on December 31, 2009, and the Company agreed to pay €90,000 for these services.

On December 29, 2009, the Company entered into an Employment Agreement Amendment (“Amendment”) with Gary J. Cotshott, the Company’s President and Chief Executive Officer. The Amendment is attached here to as Exhibit 10.1. The Amendment amended Mr. Cotshott’s Employment and Non-Competition Agreement dated as of February 11, 2008 (“Employment Agreement”) as follows:  (a) Mr. Cotshott waived his right to receive Annual Grant Options described in Section 2(b)(ii)(b) of the Employment Agreement with respect to the 2009 fiscal year; (b) the Company agreed to award Mr. Cotshott 25,000 shares of restricted stock immediately, 25,000 shares of restricted stock on January 4, 2010, and 10,000 shares of restricted stock on January 3, 2011; (c) the Company and Mr. Cotshott released each other from any potential claims they may have against each other through the date of the Amendment, including any claims related to whether prior changes in the Company’s Board of Directors constituted a change of control under the Employment Agreement; (d) the Company reimbursed Mr. Cotshott $40,000 for reasonable legal or other fees incurred in respect of the negotiation, preparation and documentation of his employment arrangements with the Company. The terms of the restricted stock awards are set forth in the Amendment.

Item 9.01	Financial Statements and Exhibits
(D) The following exhibits are included with this report:
Exhibit 10.1	Employment Agreement Amendment dated December 29, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.

By:	/s/ Michael A. Sosin
Michael A. Sosin
Vice President, General Counsel and Secretary

Date: December 29, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement Amendment, dated December 29, 2009

E-1